 EXHIBIT 99.1

LeMaitre Vascular Acquires InaVein

BURLINGTON, Mass., August 28, 2013 (GLOBE NEWSWIRE) -- LeMaitre Vascular, Inc. (Nasdaq:LMAT), a provider of peripheral vascular devices and implants, announced today that it acquired the assets of InaVein, LLC for $2.5mm, or 1.1X InaVein's 2012 sales, and potential earn-out payments in 2014 and 2015 based on the performance of the acquired business and regulatory approval in China.
InaVein owned and marketed the TRIVEX System, a business that carried a 60-70% gross margin.

TRIVEX is a system comprised of capital equipment and disposables that enables less invasive removal of varicose veins. In this procedure, an illuminator instrument is inserted through a small incision into the leg, enabling visualization of varicose veins.
A second instrument removes the veins. Compared to conventional hook phlebectomy, this surgical procedure is faster and results in more complete vein removal through fewer incisions.

This acquisition introduces a new product line to the LeMaitre Vascular sales bag and builds LeMaitre Vascular's presence in the varicose vein market. Because InaVein is a 4 employee company based in Lexington, MA-less than 5 miles from LeMaitre Vascular's
headquarters-LeMaitre Vascular anticipates a smooth integration process.

"TRIVEX is a unique solution for the removal of varicose vein branches, a niche not effectively addressed through devices that focus on the greater saphenous vein. This transaction fits nicely into LeMaitre's playbook of acquiring under-marketed devices at an attractive price, and bringing them to more potential vascular surgeon customers through the expansive reach of our direct sales force," said David Roberts, President of LeMaitre Vascular.

Business Outlook
Guidance on how this acquisition may affect LeMaitre Vascular's 2013 revenue and operating income will be provided on the Company's
Q3 2013 earnings call.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices and implants for the treatment of peripheral vascular disease, a condition that affects more than 20 million people worldwide. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of its core customer, the vascular surgeon. The Company's diversified product portfolio consists of brand name devices used in arteries and veins outside of the heart. Additional information can be found at http://www.lemaitre.com.

LeMaitre, the LeMaitre Vascular logo and TRIVEX are registered trademarks of LeMaitre Vascular, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of
1995. Statements in this press release regarding the Company's business that are not historical facts may be "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, the risk that the Company may not realize the anticipated benefits of its strategic activities and other risks and uncertainties included under the heading "Risk Factors" in its most recent Annual Report on
Form 10-K, as updated by its subsequent filings with the SEC, all of which are available on the Company's investor relations website at http://www.lemaitre.com and on the SEC's website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACT:LeMaitre Vascular, Inc.
        Mary Nielson
        +1-781-425-1659
        mnielson@lemaitre.com
        http://www.lemaitre.com